Exhibit 99.1

November [    ], 2009

LETTER AND NOTICE TO STOCKHOLDERS

Dear Stockholder:

We are pleased to announce that we have concluded our follow-on offering of our common stock effective September 30, 2009 and we consider our equity capital raise to be a success. We have sold over 190 million shares of our common stock pursuant to both our offerings (including shares sold pursuant to our distribution reinvestment plan (“DRIP”)) for gross proceeds of over $1.9 billion. Especially in these turbulent economic times, we are very pleased with the support we have received from our stockholders and believe we are positioned well for current opportunities. Over the coming months, we expect to continue to deploy our capital into investments that we find attractive, and will continue to focus our efforts on managing our portfolio to the best of our abilities in an effort to create long-term value and stability.

In addition to the news regarding the closing of our follow-on offering, we have several other important updates that we want to describe to you.

Distribution Reinvestment Plan

Although the primary offering period of our common stock has come to a close, we recently filed a registration statement with the Securities and Exchange Commission in order to continue offering shares of our common stock pursuant to our DRIP plan. Pursuant to this plan, participants will be able to continue to reinvest dividends, which would have otherwise been received in cash, into additional shares of our common stock at $9.50/share.

Changes to the Share Redemption Program

Our board of directors has determined it to be in the best interest of our stockholders to make certain changes to our Share Redemption Program (the “Program”) to clarify terms of the Program and to better align it with our overall business model following the closing of our offering of common stock. This letter shall serve as the 30-day written notification to stockholders that is required pursuant to the terms of the Program. Changes to the Program include the following:

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Redemption Limit – We historically have honored redemption requests based on an annual cap of 5% of the shares outstanding a year earlier. While the annual cap will continue, beginning with the fourth quarter of 2009, the limit on the amount of shares to be redeemed in any calendar quarter will be the lesser of i) 1/4th of 5% of shares outstanding a year earlier or ii) the number shares issued pursuant to our DRIP in the prior quarter. Therefore, the fourth quarter redemption limit is expected to be approximately 1.4 million shares (the number of shares issued pursuant to our DRIP in the third quarter of 2009). Our board of directors still maintains its right to redeem additional shares subject to the 5% annual cap if it deems it to be in the best interest of our stockholders.

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Death & Disability – We have amended the Program such that upon an event of death, and, if approved by the board of directors in its sole discretion, upon the disability of a stockholder, shares may be redeemed regardless of the one year holding period or the limitations and redemption caps described above. Furthermore, if the one year holding period is waived for death and disability exceptions, such shares will be redeemed at a discount equal to the one year anniversary discount (92.5%) described in the Program.

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Stockholder Eligibility – We have amended the Program to, on a going-forward basis, limit redemption rights to stockholders who have purchased their shares from us or received their shares through a non-cash transaction (other than in a transaction in the secondary market after December 17, 2009) or received their shares pursuant to our DRIP.

We believe these changes provide us with a more appropriate and sustainable Program. However, our board of directors retains its rights to amend, suspend or terminate the Share Redemption Program at any time if it deems it to be in the best interest of stockholders.

Please review the revised Share Redemption Program that is enclosed for complete information regarding these and other clarifying changes to the Program. Additionally, you can request a full copy of the Program by calling 1-866-324-7348 or visit our web-site at www.dividendcapital.com or review our Form 8-K filing with SEC made on November 12, 2009 which is available at the SEC’s website at www.sec.gov.

Change in Transfer Agent

We want to inform all of our stockholders of a future change in our transfer agent. Since our inception we have utilized the services of The Bank of New York (BONY) as our transfer agent and custodian. Recently, we received notice from BONY that it is exiting the transfer agent business at least as it pertains to the non-traded REIT sector. We are actively considering and reviewing our alternative service providers and expect to make a selection within the next several weeks. Please be assured that we will do everything in our power to minimize any potential impacts of this transition may have on our stockholders. We expect the transition to be complete by the end of the first quarter of 2009, and we will provide appropriate notice to all investors at that time.

Once again, we genuinely thank our stockholders for their loyal support. We also look forward to communicating our future results as we continue to execute our business plan.

Sincerely,

DIVIDEND CAPITAL TOTAL REALTY TRUST INC.

/s/ Guy Arnold
Guy Arnold
President